UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 7, 2014

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2014, Cornerstone OnDemand, Inc. a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Evolv Inc., a Delaware corporation (“Evolv”), Data Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and certain other parties, pursuant to which Merger Sub will merge with and into Evolv, which will continue to exist as a wholly owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, the Company will acquire Evolv for aggregate consideration of approximately $42.5 million, subject to certain customary adjustments set forth in the Merger Agreement. In addition, the Company will assume up to $2 million in debt and grant certain employees of Evolv restricted stock units covering up to 200,000 shares of the Company’s common stock, subject to customary vesting requirements.

The Merger Agreement contains customary representations, warranties and covenants by the Company and Evolv. A portion of the aggregate consideration will be held in escrow to secure the indemnification obligations of the security holders of Evolv. The closing of the Merger is subject to customary closing conditions and is expected to close within 30 days.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which the Company expects to file with the Company’s Form 10-K for the quarter and fiscal year ended December 31, 2014.

Item 8.01 Other Events.

On October 7, 2014, the Company issued a press release announcing that it entered into the Merger Agreement. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated as of October 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam L. Miller
Adam L. Miller President and Chief Financial Officer

Date: October 7, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated as of October 7, 2014.